EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


   Heilig-Meyers Furniture Company, incorporated under the laws of North Carolina;

   HMPR, Inc., incorporated under the laws of Puerto Rico;

   MacSaver Financial Services, Inc., incorporated under the laws of Delaware;

   MacSaver Funding Corporation, Inc., incorporated under the laws of Delaware;

   MacSaver Insurance Company, Ltd., incorporated under the laws of Bermuda;

   Rhodes, Inc., incorporated under the laws of Georgia.



(page 142)